EX-4  COMPENSATION AGREEMENT BETWEEN AUTOCARBON AND SIMON THURLOW

                             COMPENSATION AGREEMENT

THIS COMPENSATION AGREEMENT (this Agreement") is made as of the 29th day of September, 2004 by and between Autocarbon, Inc., ("the Company"), a Delaware corporation and Simon Thurlow, an officer and director of the Company residing at Suite 2F, 126 East 83rd Street, New York, New York 10028 ("the President").

WHEREAS, the Company is a publicly traded company whose shares are quoted on the Pink Sheets;

WHEREAS, the Consultant has provided management services ("Management Services"); and

WHEREAS, the Company wishes to compensate President for services already rendered and future services on the following terms and conditions;

NOW, THEREFORE, the Company and the President agree as follows:

1. In exchange for providing the Management Services to Company and as payment for services already provided, for which the Company currently owes President the amount of $5,000.00 (the "Balance"), the President shall receive one million one hundred thousand (1,100,000) S-8 shares of Company's common stock, par value $.0001 (the "Shares"). President shall not directly or indirectly promote or maintain a market for the Shares. Moreover, President agrees that the Shares are not and will not be provided in connection with a capital raising transaction for the Company, and that Consultant will provide no services relating to any capital raising or the promotion or maintenance of a market for the shares of the Company.

2. The Shares will be issued to the President, Simon Thurlow.

3. The President shall use the President's best efforts to assist the Company by providing the Management Services.
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4. The President shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or any subsidiary or for any acts or omissions of any kind, unless caused by the negligence or intentional misconduct of the President or any person or entity acting for or on behalf of the President.

5. The Company and its present and future subsidiaries jointly and severally agree to indemnify and hold harmless the President against any loss, claim, damage or liability whatsoever, (including reasonable attorneys' fees and expenses), to which President may become subject as a result of performing any act (or omitting to perform any act) contemplated to be performed by the President each pursuant to this Agreement unless such loss, claim, damage or liability arose out of President's negligence, or intentional misconduct. The Company and its subsidiaries agree to reimburse President for the reasonable costs of defense of any action or investigation (including reasonable attorney's fees and expenses); provided, however, that President agrees to repay the Company or its subsidiaries if it is ultimately determined that President is not entitled to such indemnity. In case any action, suit or proceeding shall be brought or threatened, in writing, against President, it shall notify the Company within three (3) days after the President receives notice of such action, suit or threat. The Company shall have the right to appoint the Company's counsel to defend such action, suit or proceeding, provided that President consents to such representation by such counsel, which consent shall not be unreasonably withheld. In the event any counsel appointed by the Company shall not be acceptable to President, then the Company shall have the right to appoint alternative counsel for President reasonably acceptable to President, until such time as acceptable counsel can be appointed. In any event, the Company shall, at its sole cost and expense, be entitled to appoint counsel to appear and participate as co-counsel in the defense thereof. President, or his co-counsel, shall promptly supply the Company's counsel with copies of all documents, pleadings and notices which are filed, served or submitted in any of the aforementioned. President shall not enter into any settlement without the prior written consent of the Company, which consent shall not be unreasonably withheld.

6. This Agreement shall be binding upon the Company and the President and their successors and assigns.

7. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of
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this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held, invalid illegal or unenforceable.

8. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any other provisions hereof (whether or not similar) shall be binding unless executed in writing by both parties hereto nor shall such waiver constitute a continuing waiver.

9. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which shall constitute one and the same Agreement.

10. The Parties agree that should any dispute arise in the administration of this Agreement, that this Agreement shall be governed and construed by the laws of the State of New York, without regard to conflicts of laws of any other jurisdiction. The Parties further agree that any action arising out of this agreement shall be brought exclusively in an appropriate court of New York having jurisdiction.

11. This Agreement contains the entire agreement between the parties with respect to the management services to be provided to the Company by the President and supersedes any and all prior understandings, agreements or correspondence between the parties.

IN WITNESS WHEREOF, the Company and the President have caused this Agreement to be signed by duly authorized representatives as of the day and year first above written. AUTOCARBON, INC. PRESIDENT:


BY:  /s/  Simon Thurlow                              /s/  Simon Thurlow
------------------------                             ---------------------------
Simon Thurlow, President                             Simon Thurlow
and CEO